ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 10th day of March, 2006, by and between Select Video, Inc., a Delaware corporation "Seller"), and WPP Acquisition, Inc., a Minnesota corporation ("Buyer"). Seller and Buyer are referred to herein collectively as the "Parties."

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to buy from Seller, the assets of Seller used in the operation of Winners Pot Poker (the "Business") in exchange for a certain number of shares of the common stock in Buyer and other agreed upon consideration, pursuant to the terms and conditions of this Agreement; and

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the assets of Seller through the aforementioned sale of stock; and

WHEREAS, after the sale and purchase of the Business, the Parties intend to use their best efforts to merge Buyer with a publicly traded company for the purpose of establishing and enhancing the marketable value of the surviving company.

NOW, THEREFORE, in consideration of these premises and the respective representations, warranties, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I PURCHASE AND SALE OF ASSETS

Section 1.1 Assets To Be Acquired. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants, and agreements herein, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from
Seller, all of Seller's the right, title and interest in and to those certain assets, properties, rights, and contracts used in the Business, wherever located, tangible and intangible, including without limitation the assets described in Sections 1.1.1 through 1.1.8 below (the "Assets"). The Assets include, without limitation, the following:

1.1.1 Inventory. All inventories, parts, accessories, materials, supplies, repair and replacement parts, and spare parts related to the Business (the "Inventory"), including without limitation the Inventory listed on Schedule 1.1.1 and updated as of the Closing Date;

1.1.2 Machinery and Equipment. All of the machinery, equipment, vehicles, tools, furniture, fixtures, office equipment, computers, software, supplies and other tangible assets related to the Business (the "Machinery and Equipment"), including without limitation the Machinery and Equipment listed on Schedule 1.1.2;

1.1.3 Know-How. All trade secrets, know-how, technical information, methods, specifications, designs, inventions, and other operational, logistical, maintenance and technical data and information, and all documents, manuals, records, tapes, discs, records, computer programs, reports and other media relating thereto, and all other intangible assets related to the Business (the "Know-How");

1.1.4 Trademarks and Copyrights. All right, title, interest and goodwill in and to all trademarks, patents, trade names, service marks, domain names, copyrights and logos used in connection with the Business including without limitation those set forth on Schedule 1.1.4 (the "Trademarks and Copyrights");

1.1.5 Contracts. All of the right, title and interest of Seller in and to the contracts, purchase orders and dealer described on Schedule 1.1.5 (the "Scheduled Contracts") and all other contract rights, claims, causes of action, refunds, credits, rights of recovery and set-off, security interests, licenses, permits, software licenses, consents, authorizations, and approvals related to the Scheduled Contracts;

1.1.6 Warranties and Other Rights. All rights under or pursuant to all warranties, representations, guarantees and service contracts with suppliers, manufacturers and contractors in connection with the Assets;

1.1.7 Promotional Materials. All brochures, non-personal artwork and other promotional and printed materials, trade show materials (including displays), videos, advertising and/or marketing materials; and

1.1.8 Other Assets. Any and all other rights and assets owned by Seller and/or used by Seller in the operation of the Business including, without limitation, all customer and supplier lists, prepaid expenses, customer down payments, deposits, manufacturer's incentives and bonuses, holdbacks, rebates, purchase and sale records, financial and other books and records, Seller's name, telephone numbers, trade association memberships, and goodwill as well as any other assets set forth on Schedule 1.1.8.

Section 1.2 Excluded Liabilities. Buyer shall not and does not assume or become liable for any obligations, liabilities or indebtedness of Seller, whether due or to become due, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, contingent, executory or otherwise, howsoever or whenever arising. Seller shall retain all such obligations, liabilities, and indebtedness (the "Excluded Liabilities"), including without limitation the following:

1.2.1 Any liabilities, obligations, penalties or damages arising under the Scheduled Contracts in connection with any conduct, events, breach or default occurring on or before the Closing Date, including, without limitation, any claims relating to a breach by Seller under any Scheduled Contracts or Scheduled Leases;

1.2.2 Any accounts payable and/or other liabilities of Seller accrued on or before the Closing Date;

1.2.3 Any assessments, claims or liabilities (including interest and/or penalties) for Taxes relating to or assessed against the Assets, the Business or the sales, income, property or business of the Seller for periods ending on or before the Closing Date and/or resulting from the sale or transfer of the Assets;

1.2.4 Any claim, cause of action, damages, fine, penalty, assessment and/or interest ("Claims") arising out of any act, omission or occurrence in connection with the operation of the Business or the ownership of the Assets on or before the Closing Date, including, without limitation, any product liability or other claim for personal injury or for property damage, any claim for violation of employee welfare and safety laws or employment discrimination, and/or any claim for infringement relating to Seller's use of any intellectual property, and specifically excluding any Claim relating to or arising out of breach of warranty;

1.2.5 Any liabilities to any current or former employee of Seller, whether or not hired by Buyer, relating to any period ending on or before the Closing Date, including any liabilities to any such employees for employee benefits, wages, bonuses, payroll taxes and/or retirement plan contributions; or

1.2.6 Any violation by Seller of any federal, state or local laws relating to the Assets or the Business on or prior to the Closing Date, including, without limitation, costs of investigation, remediation and cleanup, fines and sanctions.

ARTICLE II CLOSING

Section 2.1 Closing. The Closing of the sale and purchase of the Assets and the consummation of the other transactions contemplated herein (the "Closing") shall take place on or about March 31, 2006, or such other date as agreed by the Parties (the "Closing Date").

ARTICLE III PURCHASE PRICE

Section 3.1 Purchase Price. In consideration for the Assets and related covenants, Buyer will provide to Seller:

3.1.1 3,022,991 shares of the common stock in Buyer, which constitutes a number equivalent to one share of Buyer's common stock (the "WPP Shares") for every two shares of Seller's common stock (the "Select Video Shares"), and shall transfer to Seller stock certificates representing the WPP Shares endorsed in blank or accompanied by duly executed assignment documents and free and clear of any mortgage, pledge, lien, encumbrance, charge or security interest or restriction of any kind (other than restrictions imposed under securities and insurance laws) in the minute books and stock transfer books of Buyer; and

3.1.2 an amount equal to five percent (5%) of all gross proceeds of the Business and other similar games, if any, which amount shall accrue on a quarterly basis and shall be paid within thirty (30) days of the end of each quarter; and

Section 3.2 Transfer of Title. At the Closing, title to all of the Assets and risk of loss shall pass to Buyer. From and after Closing, Seller shall cooperate with Buyer and execute, deliver and record such instruments of title and other documents reasonably requested by Buyer to more fully perfect Buyer's right, title and interest in the Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Buyer:

Section 4.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, use, operate or lease the Assets as Seller is now conducting its business, operations and affairs. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its assets or the nature of its activities makes qualification or license necessary.

Section 4.2 Authorization. Seller has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement and the other agreements contemplated hereby have been duly authorized and approved by all necessary actions of Seller. This Agreement is, and the other agreements referenced herein when executed will be, valid and binding obligations of Seller enforceable against Seller in accordance with their terms.

Section 4.3 No Breach or Violation; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (i) will violate any provision of any law, rule, regulation, judgment, injunction, determination, award or order of any governmental authority, (ii) will violate, conflict with, constitute a default under or result in any breach of the terms of the Seller's articles of incorporation or bylaws, or other governing documents, or any contract, commitment, agreement, understanding or arrangement of any kind; or (iii) will result in the creation or imposition of any Lien (as defined in Section 10.1.1) with respect to the Assets.

Section 4.4 Title and Condition of Assets.

4.4.1 Title. Seller has good, valid and marketable title to all of the Assets not leased by Seller. At Closing, Seller will convey to Buyer good, valid and marketable title to each of the Assets (except those leased by Seller): The title to each Asset is, and at Closing will be, free and clear of all Liens.

4.4.2 Sufficiency; Condition. The Assets constitute all of the assets and rights used in the conduct of the Business as presently and as historically conducted. Each tangible Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used.

4.4.3 Inventories. All Inventory is in merchantable condition, suitable for use or sale in the ordinary course of the Business and has been maintained at a level suitable for operation of the Business as it has historically been conducted.

4.4.4 Equipment. The Equipment and Machinery has been properly maintained and there exists no condition that interferes with the economic value or usefulness of any such item.

Section 4.5 Intellectual Property.

4.5.1 In General. Paragraph 1.1.3 and Schedule 1.1.4 contain an accurate list of the Know-How and the Trademarks and Copyrights of Seller (collectively, "Seller's Intellectual Property"). Seller does not use in the Business any patent, trademark, copyright, trade secret or other intellectual property rights other than Seller's Intellectual Property. Seller owns, free and clear of all Liens, all right, title and interest in and to Seller's Intellectual Property. The Business as presently conducted does not conflict with, infringe upon or violate the proprietary or other rights of any third party.

4.5.2 Employees. To the best of Seller's knowledge, no employee of Seller or the Business has any agreement with any third party that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose to any third party any intellectual property that he or she develops or with which he or she becomes familiar during his or her employment or other involvement with Seller or the Business.

Section 4.6 Contractual and Other Obligations. Schedule 1.1.5 includes a description of all material contracts, agreements, licenses, arrangements and other documents, other than the Scheduled Leases, used in the Business and by which any of the Business, the Assets or the Seller are bound. Neither Seller nor any third party is in default under any such contract, no claim of default has been made and no event has occurred that might constitute a default. Originals or complete copies of all of the Scheduled Contracts have been provided to Buyer.

Section 4.7 Litigation; Disputes. Except as set forth on Schedule 4.7, there are no claims, disputes, actions, suits, investigations or proceedings pending or threatened against. Seller, the Business or the Assets, and there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Seller is not in default of any judgment, order, injunction or decree.

Section 4.8 Permits, Compliance with Applicable Law. Schedule 4.8 sets forth all approvals, authorizations, consents, licenses, orders and permits necessary to the ownership, use or operation of the Assets or the Business. Seller is in material compliance with all statutes, ordinances, regulations, orders, and decrees applicable to Seller, the Business and the Assets. Seller has no knowledge of any basis for assertion of any violation of the foregoing. Seller has not received any notification of any asserted failure to comply with any of the foregoing.

Section 4.9 Taxes. Seller has filed on a timely basis all federal, state, local and other tax returns, reports and declarations required to be filed and has paid when due all Taxes (including, but not limited to, income, sales, use, unemployment, withholding, social security and workers' compensation taxes and estimated income tax payments, penalties and fines) due or owed pursuant to any assessment. All returns, reports and declarations filed on behalf of Seller are true, complete and correct in all material respects. No deficiency in payment of any Taxes has been asserted by any taxing authority and no written inquiries have been received by Seller with respect to possible claims for taxes or assessments. All of Seller's Taxes attributable to income, operations or properties accruing up to and including the Closing Date have been or will be paid when due regardless of whether such Taxes are due and payable as of the Closing.

Section 4.10 Insurance. Seller has maintained, at all times since Business operations commenced, standard liability insurance for a business of its type. Schedule 4.10 sets forth all policies of insurance relating to the Business as of the date of this Agreement.

Section 4.11 Assets of Seller. The Assets constitute all of the assets of the Seller used in the operation of the Business as it has been operated prior to the date hereof.

Section 4.12 Suppliers. Schedule 4.12 contains an accurate list of all suppliers with whom Seller has done business in the past twelve (12) months. Seller is in good standing with all such suppliers. Seller has no notice that the acquisition of the Business by the Buyer will materially or adversely affect the relationships of the Buyer with any such suppliers.

Section 4.13 Disclosures. No statement, representation or warranty made by Seller in this Agreement, in any Exhibit or Schedule delivered hereunder, or in any certificate, statement, list, schedule, report or other document furnished or to be furnished to Buyer contains any untrue statement of material fact, or fails to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Seller:

Section 5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has the requisite power and authority to own, operate or lease the assets that Buyer requires to carry on its businesses in all material respects as such is now being conducted.

Section 5.2 Authorization. Buyer has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, consummation and performance of this Agreement and the other agreements contemplated hereby have been duly authorized and approved by all necessary actions of Buyer.
This Agreement is, and the other agreements referenced herein when executed will be, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms.

Section 5.3 No Breach or Violation; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, (i) will violate any provision of any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any governmental authority, (ii) will violate, conflict with, constitute a default under or result in any breach of the terms of Buyer's articles of organization, operating agreement, or any contract, commitment, agreement, understanding or arrangement of any kind to which Buyer is a party or by which Buyer is bound.

ARTICLE VI COVENANTS

Section 6.1 Tax Matters.

6.1.1 Seller Obligations. Seller acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to the Business or ownership of the Assets up to and including the Closing Date.

6.1.2 Buyer Obligations. Buyer acknowledges its legal obligations to pay Taxes relating to all items of income, loss, gain, deduction and credit attributable to or relating to the Business or ownership of the Assets after the Closing Date.

6.1.3 Tax on Transaction. Seller shall reimburse Buyer for, be liable for, and shall hold Buyer harmless from, any and all Taxes, assessments, transfer, recording and other fees, charges or penalties required to be paid with respect to the sale, transfer and purchase of the Assets under this Agreement. Seller shall promptly file when due any and all returns with respect to such Taxes, assessments, fees, charges or penalties.

Section 6.2 Further Assurances. Seller and Buyer shall each use their best efforts to take all actions necessary, proper, or deemed by them advisable, to promptly fulfill their obligations hereunder and to consummate the transactions contemplated by this Agreement.
After the Closing, both parties will execute and deliver such documents as the other may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Section 7.1 Conditions. The obligations of Buyer to consummate the Closing shall be subject to the fulfillment, to its reasonable satisfaction, on or prior to the Closing Date, of the following conditions precedent:

7.1.1 Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in all certificates, schedules and other documents delivered by Seller shall be true, complete and accurate as of the date when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

7.1.2 No Material Adverse Change. During the period from the date hereof to the Closing Date, Seller shall not have sustained any material loss or damage to the Assets, nor shall there have been any material adverse change in the Assets or Business.

7.1.3 Obtaining of Consents and Approvals. Seller shall have obtained and provided to Buyer such authorizations and consents as are required to consummate the transactions contemplated hereby.

7.1.4 Performance by Seller. Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing.

7.1.5 UCC Termination. Seller shall have delivered to Buyer Uniform Commercial Code lien terminations signifying the release of any Liens on the Assets.

7.1.6 Deliveries to Buyer. The execution and delivery to the Buyer by the Seller of the following, all dated as of the Closing Date:

7.1.6.1 a Bill of Sale and Assignment with respect to the Assets;

7.1.6.2 a Consent to the use of the name, "Winners Pot Poker";

7.1.6.3 such other conveyances, instruments of title, trademark assignments, consents, and other assignments and documents as may be, in the reasonable opinion of the Buyer, necessary or proper to transfer to Buyer ownership of the Assets and rights being acquired by Buyer hereunder;

7.1.6.4 resolutions of the board of directors and shareholders of Seller authorizing the execution and delivery of this Agreement and the performance by Seller of the obligations hereunder; and

7.1.6.5 such other documents, as may be reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Section 8.1 Conditions. The obligations of Seller to consummate the Closing shall be subject to the fulfillment, to their reasonable satisfaction, as of the Closing Date, of all of the following conditions precedent:

8.1.1 Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

8.1.2 Performance by Buyer. Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing.

8.1.3 Deliveries to Seller. The execution and delivery to the Seller by the Buyer of the following, all dated as of the Closing Date:

8.1.3.1 shares of the common stock in Buyer, a number equivalent to one share of the WPP Shares for every two shares of the Select Video Shares, as set forth in Section 3.1;

8.1.3.2 resolutions of the board of directors of Buyer duly authorizing the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder; and

8.1.3.3 such other documents as may be reasonably requested by Seller to effectuate the transactions contemplated by this Agreement.

ARTICLE IX INDEMNIFICATION

Section 9.1 Survival of Certain Provisions.

9.1.1 Survival of Representations and Warranties. All representations and warranties contained herein or in the Schedules or ancillary documents shall not be deemed to be waived or otherwise affected by any prior knowledge of, or any investigation made by or on behalf of, any party hereto. Each and every such representation and warranty shall survive Closing.

9.1.2 Covenants and Indemnification Provisions. Each covenant provision and each indemnification provision contained herein shall survive Closing and remain in full force and effect in accordance with its terms.

Section 9.2 General Indemnity.

9.2.1 Indemnification By Seller. Seller shall indemnify and hold Buyer harmless from and against all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including the costs, expenses and attorneys' and others fees in connection therewith) ("Losses") resulting from or due to, directly or indirectly: (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty of Seller; (ii) any breach or nonfulfillment of any covenant of Seller contained in this Agreement, the Schedules, the Exhibits or documents delivered hereunder; (iii) any and all Excluded Liabilities or Employment Obligations; and (iv) the use, ownership or operation of the Assets and the conduct of the Business prior to the Closing.

9.2.2 Indemnification By Buyer. After the Closing Date, Buyer shall indemnify and hold Seller harmless from and against any and all Losses resulting from or due to, directly or indirectly: (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty of Buyer; (ii) any breach or nonfulfillment of any covenant of Buyer contained in this Agreement, the Schedules, the Exhibits or documents delivered hereunder; (iii) any and all Assumed Liabilities; and (iv) except as otherwise provided herein, the use, ownership or operation of the Assets and the conduct of the Business after the Closing.

Section 9.3 Defense of Third Party Claims.

9.3.1 Notice. No right to indemnification shall be available to a party otherwise entitled to indemnification (an "Indemnified Party") with respect to a claim from any person not a party to this Agreement unless the Indemnified Party, promptly upon becoming aware of facts giving rise to said claim, gives to the party or parties obligated under Section 9.2 to indemnify (the "Indemnitor") a written notice (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification and enclosing a copy of any papers served,. The failure to notify the Indemnitor under this Subsection 9.3.1 shall not relieve the Indemnitor of any liability that it may have to the Indemnified Party under this Article IX unless such failure to notify results in the waiver of any affirmative defenses to any third party claims, whereupon such liability of the Indemnitor to the Indemnified Party under this Article IX shall be reduced only to the extent the Indemnitor must pay any such third party claim by reason of the waiver of an affirmative defense.

9.3.2 Defense of Claims. Upon receipt by the Indemnitor of a Claim Notice, the Indemnitor may participate in, and at the request of the Indemnified Party shall assume, the administration and defense of the claim described therein. The Indemnified Party shall have the right to approve the Indemnitor's selection of counsel with respect to any such claim, such approval not to be withheld unreasonably. The fees and expenses of the Indemnitor's counsel as well as the fees and expenses of the Indemnified Party shall be borne by the Indemnitor.

9.3.3 Settlement. Any Indemnified Party shall give written notice to the Indemnitor of any proposed settlement of any claim. The Indemnitor shall have the right, in its sole discretion, to settle any claim for which indemnification has been sought. Notwithstanding the foregoing, however, in the case where Buyer is the Indemnified Party, Seller shall have no right to settle any such claim by agreeing to, or committing to agree on behalf of the Indemnified Party, any encumbrance, lien or pledge of the Assets or any restriction on the use of the Assets or operation of the Business. An Indemnified Party may refuse to accept a settlement proposed by the Indemnitor, but in such event (other than a proposed settlement described in the foregoing sentence) the Indemnitor shall not be obligated to pay more than the amount for which the Indemnitor was able to settle the claim (and any other Losses associated with such settlement), and the Indemnified Party shall be responsible for all Losses greater than such amount. Except following the refusal by an Indemnified Party to accept a settlement proposed by the Indemnitor under the condition set forth in the preceding sentence, no Indemnified Party may settle a claim for which indemnification has been sought hereunder.

9.3.4 Cooperation. Any Indemnified Party shall make available to any Indemnitor and its attorneys and accountants all books, records and documents relating to any claim hereunder. The parties shall give each other reasonable assistance in the defense of any claim brought by persons not party to this Agreement.

ARTICLE X MISCELLANEOUS

Section 10.1 Definitions. The following terms used in this Agreement have the meanings assigned to them below:

10.1.1 "Lien" means any mortgage, pledge, assignment, encumbrance; claim, charge, easement, transfer or other restriction, lien (statutory or otherwise) or security interest of any kind or nature whatsoever.

10.1.2 "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, governmental authority, or any other entity of whatever nature.

10.1.3 "Taxes" means all taxes, charges, fees, levies, or other assessments, including income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, any taxes required by law to be withheld, and any taxes payable as a result of the consummation of the transactions contemplated by this Agreement, and shall include any interest, penalties, or additions to tax attributable to such assessments.

Section 10.2 Expenses. Except as otherwise provided in this Agreement, each of the respective parties to this Agreement shall pay their own costs and expenses (including all legal, accounting, broker, and finder fees) relating to the transactions contemplated by this Agreement.

Section 10.3 Amendment. This Agreement may not be amended or modified except by a writing duly executed by Seller and Buyer.

Section 10.4 Entire Agreement. This Agreement, the Schedules, and the Exhibits contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written.

Section 10.5 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand or by facsimile (with machine confirmation) to the persons identified below, or three (3) business days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

Buyer:	Seller:
WPP Acquisition, Inc.	Select Video, Inc.
130 Lake Street West, Suite 300	3201 Atlantic Avenue
Wayzata, Minnesota 55391	Atlantic City, New Jersey 08401

with a copy to:	with a copy to:

McGrann Shea Anderson Carnival	Mairone, Biel, Zlotnick & Feinberg
Straughn & Lamb, Chartered	3201 Atlantic Avenue
800 Nicollet Mall, Suite 2600	Atlantic City, New Jersey 08401
Minneapolis, Minnesota 55402
Attn: Timothy J. Foster	Attn: Norman L. Zlotnick

Such addresses may be changed by means of a notice given in the manner provided herein.

Section 10.6 Severability. If any term, provision, or covenant of this Agreement or the application thereof to any circumstance is held invalid or unenforceable, the remainder of this Agreement shall not be affected and each term, provision, and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 10.7 Cumulative Remedies. The remedies herein are cumulative and not exclusive and shall not preclude assertion by either party of any other rights or the seeking of any other remedies against the other party.

Section 10.8 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement.

Section 10.9 Binding Effect; Assignment. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which it may withhold in its absolute discretion; provided however, that Buyer may assign any and all of its rights and obligations to one or more entities affiliated with Buyer, or in connection with an arms-length sale to a third party of any of its rights to the Assets, without the prior written consent of Seller. Except as limited in the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

Section 10.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity who is not a party to this Agreement.

Section 10.11 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. Any action brought relating to this Agreement, the Schedules and/or the Exhibits may be brought in any county in which Buyer operates or has an office in the State of Minnesota.

Section 10.12 Construction. Exhibits and Schedules referred to are incorporated into and made part of this Agreement. This Agreement shall not be construed to have been drafted, authored, or written by any specific party, or specifically to have been written by Buyer. In interpreting any provision of this Agreement it shall be assumed that this Agreement was co-drafted by the Parties.

Section 10.13 Attorney's Fees. In the event of any action arising out of this Agreement, the prevailing party shall be entitled to recover from the other party its costs, expenses and reasonable attorney's fees incurred in connection with the dispute.

ACCORDINGLY, this Agreement is effective as of the date and year first above written.

SELLER: Select Video, Inc.	BUYER: WPP Acquisition, Inc.

By: /s/ Gary Kostiuk	By: /s/ Joseph A. Geraci, II
Name: Gary Kostiuk	Name: Joseph A. Geraci, II
Its: President	Its: Chief Financial Officer